NEWS RELEASE for September 2, 2021

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2021

HILLSIDE, NEW JERSEY (September 2, 2021) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2021.

Revenue for the quarter ended June 30, 2021 was $17.1 million compared to $13.5 million for the quarter ended June 30, 2020, an increase of $3.6 million or 26.7%.  The Company had operating income of $1.3 million and $0.6 million in the quarters ended June 30, 2021 and 2020, respectively.

Revenues for the fiscal year ended June 30, 2021 were $63.6 million compared to $52.8 million for the fiscal year ended June 30, 2020, an increase of $10.8 million or 20.5%.  The Company had operating income for the fiscal year ended June 30, 2021 of $5.8 million compared to operating income of $3.3 million for the fiscal year ended June 30, 2020.

For the quarter ended June 30, 2021, the Company had net income of $4.5 million or $0.15 per share of common stock, compared with net income of $1.9 million or $0.06 per share of common stock for the quarter ended June 30, 2020.  The Company’s diluted net income per share of common stock for the quarters ended June 30, 2021 and 2020 were $0.14 and $0.06 per share of common stock, respectively.

For the fiscal year ended June 30, 2021, the Company had net income of $8.0 million or $0.27 per share of common stock, compared with net income of $4.1 million or $0.14 per share of common stock for the fiscal year ended June 30, 2020.  The Company’s diluted net income per share of common stock for the fiscal years ended June 30, 2021 and 2020 were $0.25 and $0.13 per share of common stock, respectively.

“We are excited to report that our revenue increased by approximately 20.5% in the fiscal year ended June 30, 2021 from the prior fiscal year ended June 30, 2020 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 92% of total revenue in each of the fiscal years ended June 30, 2021 and 2020,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three months and fiscal years ended June 30, 2021 and 2020 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020

Total revenue	$17,058	$13,535	$63,559	$52,769
Cost of sales	14,786	12,085	54,079	46,042
Gross profit	2,272	1,450	9,408	6,727
Selling and administrative expenses	960	832	3,696	3,468
Operating income	1,312	618	5,784	3,259
Other income (expense), net (1)	1,632	47	1,463	(171)

Income before income taxes	2,944	665	7,247	3,088
Provision for income taxes	(1,563)	(1,236)	(766)	(1,020)
Net income	$4,507	$1,901	$8,013	$4,108

Net earnings per common share:
Basic	$0.15	$0.06	$0.27	$0.14
Diluted	$0.14	$0.06	$0.25	$0.13
Weighted average common shares outstanding:
Basic	29,782,814	29,591,328	29,699,065	29,572,255
Diluted	32,487,018	31,728,463	32,113,681	31,157,250

(1)  Includes PPP Note forgiveness of $1,659 in the three months and fiscal year ended June 30, 2021 and unrealized gain (loss) on investments, a non-cash item, of $(2), $68, $(53) and $103, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associate with the outbreak and continuing spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative continued trading qualifications of the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.